Exhibit 10.15

FORTUNE BRANDS HOME & SECURITY, INC.

2011 LONG-TERM INCENTIVE PLAN

Form of Restricted Stock Unit Award Notice (the “Notice”)

You have been awarded restricted stock units (“RSUs”) that will be paid in shares of common stock of Fortune Brands Home & Security, Inc. (the “Company”) when they vest, pursuant to the terms and conditions of the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (together with this Notice, the “Agreement”). Copies of the Plan and the Restricted Stock Unit Award Agreement are available on the Morgan Stanley Benefit Access® website www.benefitaccess.com). Capitalized terms not defined in this Notice have the meanings specified in the Plan or the Agreement.

Award:	You have been awarded RSUs, which will be paid in shares of Company common stock, par value $0.01 per share, when the Award vests, subject to adjustment as provided under Section 11 of the Award Agreement.

Award Date:	February xx, 20xx

Vesting Schedule:*	Except as otherwise provided in and subject to the Plan, the Agreement or any other agreement between the Company and the Holder, the RSUs will vest in the following increments on the following dates:

	One-third of the RSUs	February 28, 20xx*
	One-third of the RSUs	February 28, 20xx*
	One-third of the RSUs	February 28, 20xx*

Performance Condition for 162(m) Officers	If you are an executive subject to Section 162(m) of the Internal Revenue Code at any time while the Award is outstanding, your RSUs will not vest unless the Company attains the performance goal of earnings per share of Company common stock (diluted, and before gains or charges) for 20xx of $xx. If the performance goal is attained, the RSUs vesting in 20xx will vest on the later of the date listed above and the date that the Compensation Committee of the Company’s Board of Directors certifies attainment of the performance goal.

*	Vesting dates have been adjusted because February 28 in the applicable years are not business days.

FORTUNE BRANDS HOME & SECURITY, INC.

2011 LONG-TERM INCENTIVE PLAN

Form of Restricted Stock Unit Agreement (the “Agreement”)

Fortune Brands Home & Security, Inc., a Delaware corporation (“Company”), grants to Holder an award of restricted stock units (“RSUs”) subject to the terms and conditions of the Fortune Brands Home & Security, Inc. 2011 Long-Term Incentive Plan (“Plan”) and this Agreement (collectively, the “Award”). Capitalized terms not defined in this Agreement have the meanings specified in the Plan.

1. Number of RSUs. The Company awards Holder the number of RSUs specified in the separate notice outlining specifics of the Award (the “Award Notice”) and on the Plan’s online administrative system, effective as of the Award Date. This Award will become null and void unless Holder accepts this Agreement in a timely manner through the grant acceptance process prescribed by the Company.

2. Restriction Period and Vesting.

(a) Subject to the terms and conditions of this Agreement and the Plan, the RSUs subject to the Award will vest in accordance with the schedule specified in the Award Notice (the “Restriction Period”), Holder remains employed with the Company. Notwithstanding the foregoing, if, because the New York Stock Exchange (or such successor exchange on which shares of Company common stock is traded) is not open for trading, Company common stock is not publicly traded on a vesting date, the vesting date will be the next following date on which the New York Stock Exchange (or such successor exchange) is open for trading.

(b) In the event of Holder’s death during the Restriction Period, the RSUs will fully vest on the date of such death.

(c) Notwithstanding the provisions of Section 5 below, in the event of Holder’s Retirement (as defined below) during the Restriction Period at least one (1) year following the Award Date, any unvested RSUs will fully vest as of date of Holder’s Retirement. For purposes of this Award, “Retirement” means Holder’s termination of employment (other than for Cause as described in subsection (e) below) on or after attaining age 55 and the completing five (5) years of service with the Company or its predecessors or affiliates. In the event of a Change in Control (as defined in Section 4 below), Holder will receive the treatment described in this Section 2(c) if Holder terminates employment after qualifying for Retirement, even if Holder does not have Good Reason (as defined below).

(d) In the event of Holder’s Disability (as defined below) during the Restriction Period, then, provided that Holder has been continuously employed with the Company for at least one (1) year following the Award Date and prior to the date of Disability, Holder will be treated as continuing employment with the Company during the Disability for purposes of determining the vesting of the Award, and RSUs will continue to vest in accordance with the Vesting Schedule, subject to Section 2(a) above. For purposes of this Award, Holder will have a “Disability” if Holder is receiving benefits under the long-term disability plan maintained by Holder’s employer; provided that, if Holder is subject to the restrictions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) then such Disability must also satisfy the requirements of Section 22(e)(3) of the Code.

(e) If the Company terminates Holder’s employment during the Restriction Period for Cause (as defined below), then the unvested RSUs outstanding under the Award will be cancelled upon such termination of employment. For purposes of this Award, “Cause” has the same meaning as specified in any employment or other written agreement between Holder and the Company regarding benefits upon termination of employment (“Termination Agreement”), provided that if Holder is not a party to a Termination Agreement that contains such definition, then Cause will have the same meaning provided for such term under the severance plan sponsored by Holder’s employer and under which Holder is eligible to participate.

(f) Except as provided in Section 5 below, if Holder’s employment with the Company terminates during the Restriction Period for any reason other than for death, Disability, Retirement or Cause, the Award, to the extent not vested on the effective date of such termination of employment, will not vest and will be cancelled as of Holder’s termination date.

(g) Except as provided under Sections 2(b) and 2(c), if Holder is a “covered employee” for purposes of Section 162(m) (or any successor provision) (“Section 162(m)”) of the Code at any time during the Restriction Period, any unvested RSUs will not vest unless and until the date on which the Compensation Committee of the Company’s Board of Directors certifies the attainment of the performance goals set forth in the attachment to this Agreement if the Holder is a covered employee.

(h) For the purposes of this Agreement, (i) a transfer of Holder’s employment from Home & Security to a subsidiary or vice versa, or from one subsidiary to another, without an intervening period, will not be deemed a termination of employment; and (ii) if Holder is granted in writing a leave of absence, Holder will be deemed to have remained in the employ of Home & Security or a subsidiary during such leave of absence.

3. Delivery of Common Stock. During the Restriction Period, the Company will hold the unvested RSUs subject to the Award in book-entry form, and the RSUs will represent only an unfunded and unsecured obligation of the Company. Except as otherwise provided in Section2(a) above, on each applicable vesting date, the Company will deliver or cause to be delivered one share of common stock for each RSU that vests on such date to Holder (or, in the event of Holder’s death or Disability, Holder’s appointed and qualified executor or other personal representative). No fractional shares will be delivered.

4. Dividend Equivalents. Holder will be entitled to receive dividend equivalents with respect to the Award, to the extent that the Company pays dividends on Company common stock during the Restriction Period. Such dividend equivalents will be equal to the cash dividends (if any) that would have been paid to Holder for the shares of common stock subject to the Award had such shares been issued and outstanding on the dividend record date occurring during the Restriction Period. Dividend equivalents (if any) will be subject to the same vesting conditions as the RSUs and will be paid to Holder in cash at the same time as the shares of common stock subject to the Award are delivered.

5. Change in Control and Divestitures.

(a) Termination without Cause or for Good Reason Following Change in Control. In the event of a Change in Control of the Company (as defined in the Plan), the Award will become subject to Section 5.8 of the Plan. In the event that unvested RSUs remain outstanding following a Change in Control, and Holder’s employment is terminated on or after such Change in Control but prior to the end of the Restriction Period either: (i) by the Company other than for Cause, or (ii) by Holder for Good Reason (as defined below), the RSUs will become fully vested and nonforfeitable as of the date of Holder’s termination of employment, subject to Section 5.8 of the Plan. For purposes of this Award, “Good Reason” will have the same meaning as such term has under any Termination Agreement, provided that if Holder is not a party to any Termination Agreement that contains such definition, then Good Reason includes any of the reasons allowing Holder to terminate employment and remain eligible for severance benefits under the severance plan sponsored by Holder’s employer and under which Holder is eligible to participate.

(b) Divestiture. In the event that Holder’s principal employer is a subsidiary of the Company that ceases to be part of the Company’s control group as a result of a corporate transaction or reorganization (a “Divestiture”), the Award will become fully vested and payable as of the effective date of the Divestiture, subject to Section 5.8 of the Plan; provided, however that if the Divestiture is not a “change in control event” within in the meaning of Treasury regulations issued under Section 409A of the Code, the outstanding RSUs will vest as of the date of Divestiture but will remain payable on the vesting dates described in the Award Notice as though the Divestiture had not occurred.

6. No Stockholder Rights. Holder will not have any rights of a stockholder (including voting rights) or any other right, title or interest, with respect to any of the shares of common stock subject to the Award unless and until such shares of common stock have been recorded on the Company’s official stockholder records as having been issued or transferred to Holder.

7. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the RSUs or the delivery or issuance of shares, the shares of common stock subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to obtain and maintain any such listing, registration, qualification, consent, approval or other action.

8. Company Clawback Policy. Notwithstanding any provision of the Plan or this Agreement to the contrary, outstanding RSUs may be cancelled, and the Company may require Holder to return shares of Company common stock (or the value of such stock when originally paid to Holder), dividend equivalents (if any) issued under this Agreement and any other amount required by applicable law to be returned, in the event that such repayment is required in order to comply with the Company’s clawback policy as then in effect or any laws or regulations relating to restatements of the Company’s publicly-reported financial results.

9. Nontransferability. The Award may not be transferred by Holder other than (a) by will or by the laws of descent and distribution; or (b) pursuant to an approved domestic relations order approved in writing by the Secretary of the Committee or the Secretary’s designee. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all related rights will immediately become null and void.

10. Withholding. As a condition to the delivery of shares of common stock upon vesting of any portion of the Award, Holder must, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If Holder fails to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount payable by the Company to Holder, including regular salary or bonus payments. Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (a) a cash payment to the Company; (b) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of common stock having an aggregate Fair Market Value (as defined below), determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (c) authorizing the Company to withhold whole shares of common stock which would otherwise be delivered to Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (d) any combination of (a), (b) and (c). Shares of common stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. For purposes of this Award, “Fair Market Value” as of any date means the value determined by reference to the closing price of a share of Common Stock as finally reported on the New York Stock Exchange for the trading day immediately preceding such date. Any fraction of a share of common stock which would be required to satisfy any Required Tax Payment will be disregarded and the remaining amount due must be paid in cash by Holder. No share of common stock will be issued or delivered until the Required Tax Payments have been satisfied in full.

11. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a regular cash dividend, the number and class of securities subject to the RSUs will be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code, to the extent applicable. The decision of the Committee regarding any such adjustment is final and binding.

12. No Rights to Continued Employment. In no event will the granting of the Award or its acceptance by Holder, or any provision of this Agreement or the Plan, give or be deemed to give Holder any right to continued employment by the Company, any subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any subsidiary or any affiliate of the Company to terminate the employment of any person at any time for any reason.

13. Decisions of Board or Committee. The Board or the Committee has the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement is final and binding.

14. Successors. This Agreement is binding upon and will inure to the benefit of any successor or successors of the Company and any person or persons who, upon the death of Holder, acquire any rights in accordance with this Agreement or the Plan.

15. Notices. All notices, requests or other communications provided for in this Agreement will be made, if to the Company, to Fortune Brands Home & Security, Inc., Attn. Secretary of the Compensation Committee of the Board of Directors, 520 Lake Cook Road, Deerfield, Illinois 60015, and if to Holder, to the last known mailing address of Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement will be made in writing either (a) by personal delivery; (b) by facsimile or electronic mail with confirmation of receipt; (c) by mailing in the United States mails; or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the intended party if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

16. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions of this Agreement and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

17. Governing Law. This Agreement, the Award and all determinations made and actions taken with respect to this Agreement or Award, to the extent not governed by the Code or the laws of the United States, will be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

18. Agreement Subject to the Plan. This Agreement is subject to, and will be interpreted in accordance with, the Plan. Holder hereby acknowledges receipt of a copy of the Plan, and by accepting the Award in the manner specified by the Company, he or she agrees to be bound by the terms and conditions of this Agreement, the Award and the Plan. In the event of a conflict between this Agreement and the Plan, the terms of the Plan will apply.

19. Section 409A. This Agreement and the Award are intended to comply with the requirements of Section 409A of the Code and will be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Holder to taxes or penalties under Section 409A of the Code (“409A Penalties”), Holder and the Company will cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event will the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Holder’s “termination of employment,” such term will be deemed to refer to Holder’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Holder is a “specified employee,” as defined in Section 409A of the Code, as of the date of Holder’s separation from service, then to the extent any amount payable to Holder (a) is payable upon Holder’s separation from service, and (b) under the terms of this Agreement would be payable prior to the six-month anniversary of Holder’s separation from service, such payment will be delayed until the earlier to occur of: (x) the six-month anniversary of Holder’s separation from service and (y) the date of Holder’s death.

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which together will constitute but one Agreement.